QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 1, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORILLIAN CORPORATION
(Exact name of Registrant as specified in its charter)

Oregon	91-1795219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 NW John Olsen Place
Hillsboro, Oregon 97214-5805
(Address of principal executive offices, including zip code)

Corillian Corporation
2000 Employee Stock Purchase Plan
Corillian Corporation
2000 Stock Incentive Compensation Plan
(Full title of the plan)

TED F. SPOONER
Chief Executive Officer
3400 NW John Olsen Place
Hillsboro, Oregon 97124-5805
(503) 629-3300
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Roy W. Tucker
Danielle Benderly
Perkins Coie LLP
1211 SW Fifth Avenue, Suite 1500
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Number to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, without par value, under the Corillian Corporation:

2000 Employee Stock Purchase Plan	66,667	$2.83	$188,667.61	$47.17

2000 Stock Incentive Compensation Plan	1,000,000	$2.83	$2,830,000.00	$707.50

Total:	1,066,667	$2.83	$3,018,667.60	$754.67

(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price per share under these employee benefit plans is estimated to be $2.83 based on the average of the high ($3.15) and low ($2.50) sales prices for the Common Stock on October 25, 2001, as reported for such date by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

      (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Registrant's fiscal year ended December 31, 2000; and

      (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on February 2, 2000, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  DESCRIPTON OF SECURITIES

    Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As an Oregon corporation, the Registrant is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. In accordance with Section 60.047(2)(d) of the Oregon Revised Statutes ("ORS"), the Registrant's Restated Articles of Incorporation (the "Articles") eliminate the liability of the Registrant's directors to the Registrant or its shareholders except for any liability related to (i) breach of the duty of loyalty and (ii) acts or omissions not in good faith or that involve intentional transactions from which the director derived an improper personal benefit.

    ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Sections 60.387 to 60.414, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS Section 60.394 mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of

II–1

the corporation. Finally, in accordance with ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.

    ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    The Articles provide that the Registrant is required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of the Registrant. The Articles also provide that the Registrant is permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of the Registrant.

    In January 2001, the Registrant entered into indemnification agreements with the Registrant's directors and officers. These indemnification agreements provide that the Registrant will indemnify a director or officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such director or officer serves or served as a director or officer of the Registrant, but only if the director or officer has acted in good faith and with a reasonable belief that actions taken were in or not opposed to the Registrant's best interests and, if in a criminal proceeding, the director or officer had no reasonable cause to believe the conduct in question was unlawful. The indemnification agreements specify indemnification procedures and further provide that the Registrant will maintain liability insurance for the Registrant's directors and officers in reasonable amounts from reputable insurers.

Item 8.  EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Corillian Corporation 2000 Employee Stock Purchase Plan, as amended
99.2	Corillian Corporation 2000 Stock Incentive Compensation Plan, as amended

Item 9.  UNDERTAKINGS

A.  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

II–2

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 31st day of October, 2001.

CORILLIAN CORPORATION

/s/ STEVEN SIPOWICZ By: Chief Financial Officer

POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes Ted F. Spooner, Steven Sipowicz and Alex P. Hart, and each of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 31st day of October, 2001.

Signature	Capacities

/s/ TED F. SPOONER Ted F. Spooner	Chief Executive Officer and Director Principal Executive Officer
/s/ STEVEN SIPOWICZ Steven Sipowicz	Chief Executive Officerr Principal Financial and Accounting Officer
/s/ ROBERT G. BARRETT Robert G. Barrett	Director
/s/ ERIC DUNN Eric Dunn	Director
/s/ ALEX P. HART Alex P. Hart	Director
/s/ EDMUND P. JENSEN Edmund P. Jensen	Director
/s/ JOHN MCCOY John McCoy	Director

II–4

/s/ RAVI MOHAN Ravi Mohan	Director
/s/ JAY N. WHIPPLE III Jay N. Whipple III	Director
/s/ ANDREW WHITE Andrew White	Director

II–5

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Corillian Corporation 2000 Employee Stock Purchase Plan, as amended
99.2	Corillian Corporation 2000 Stock Incentive Compensation Plan, as amended

QuickLinks

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  Item 4. DESCRIPTON OF SECURITIES
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 8. EXHIBITS
  Item 9. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS